UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 24, 2014

The Priceline Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-25581	06-1528493
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

800 Connecticut Avenue Norwalk, CT	06854
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (203) 299-8000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets.

As previously disclosed, The Priceline Group Inc., a Delaware corporation (the “Company” or “Priceline”) entered into an Agreement and Plan of Merger, dated as of June 12, 2014 (the “Merger Agreement”), with Rhombus, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Purchaser”) and OpenTable, Inc., a Delaware corporation (“OpenTable”). In accordance with the terms of the Merger Agreement, on June 25, 2014, Purchaser commenced a tender offer (the “Offer”) for all of OpenTable’s outstanding shares of common stock, par value $0.0001 per share (the “Shares”), at a purchase price of $103.00 per Share, net to the seller in cash (the “Offer Price”), without interest, less any applicable withholding taxes.

The Offer expired at 12:00 midnight, New York City time, on July 24, 2014 (one minute after 11:59 p.m., New York City time on July 23, 2014) as scheduled and was not extended. According to Computershare Trust Company, N.A., the depositary for the Offer, approximately 16,080,069 Shares were validly tendered and not properly withdrawn, which represented approximately 61.56% of the outstanding Shares. The condition to the Offer that a majority of the outstanding Shares on a fully diluted basis be validly tendered and not withdrawn has been satisfied. As a result, Purchaser accepted for payment all Shares that were validly tendered and not withdrawn, and payment for such Shares has been made to the depositary, which will act as agent for tendering stockholders for the purpose of receiving payments for tendered Shares and transmitting such payments to tendering stockholders whose Shares have been accepted for payment, in accordance with the terms of the Offer. In addition, Notices of Guaranteed Delivery have been delivered with respect to 2,076,460 additional Shares, representing approximately 7.95% of the outstanding Shares.

Also, on July 24, 2014, Purchaser merged with and into OpenTable, with OpenTable surviving as a wholly owned subsidiary of the Company (the “Merger”). The Merger was governed by Section 251(h) of the General Corporation Law of the State of Delaware, with no stockholder vote required to consummate the Merger. At the effective time of the Merger, each Share then outstanding (other than Shares that are held by any stockholders who are entitled to and who properly demanded appraisal in connection with the Merger) was converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes, except for Shares then owned by Priceline or Purchaser and Shares held in treasury of OpenTable or by any of its wholly owned subsidiaries, which Shares were cancelled and retired and ceased to exist, and no consideration will be delivered in exchange therefor.

The aggregate consideration paid by Purchaser in the Offer and Merger was approximately $2.46 billion, without giving effect to related transaction fees and expenses. The Company provided Purchaser with sufficient funds to purchase all Shares validly tendered in the Offer and not withdrawn and to pay for the acquisition of the remaining Shares in the Merger. The Company funded the payment from its available cash on hand and borrowings under its existing revolving credit facility pursuant to the Credit Agreement dated October 28, 2011, among the Company, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, RBS Citizens, N.A., as documentation agent, and Bank of America, N.A. and Wells Fargo Bank, National Association, as co-syndication agents, on the terms and conditions previously disclosed in the Tender Offer Statement on Schedule TO filed by the Company and Purchaser with the Securities and Exchange Commission on June 25, 2014, as amended.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement furnished as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on June 13, 2014, which is incorporated herein by reference.

Item 8.01.  Other Events.

On July 24, 2014, the Company issued a press release announcing the expiration and results of the Offer and the expected consummation of the Merger. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1

Agreement and Plan of Merger, dated as of June 12, 2014, by and among OpenTable, Priceline and Purchaser (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Priceline with the Securities and Exchange Commission on June 13, 2014).

99.1	Press Release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 24, 2014

THE PRICELINE GROUP INC.

By:	/s/ Peter J. Millones
	Name:	Peter J. Millones
	Title:	Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1

Agreement and Plan of Merger, dated as of June 12, 2014, by and among OpenTable, Priceline and Purchaser (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Priceline with the Securities and Exchange Commission on June 13, 2014).

99.1	Press Release.